Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

the

stockholders of

STRIVE TALENT INC.,

FRANKLIN COVEY CO.,

WILLIAM JAMES HOUGHTELING,

as the Stockholder Representative,

and

FRANKLIN COVEY CLIENT SALES, INC.

dated as of

April 26, 2021

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of April 26, 2021, is entered into by and among Franklin Covey Client Sales, Inc., a Utah corporation (“Buyer”), Franklin Covey Co., a Utah corporation (“Parent”), each of the Persons identified as sellers on the signature pages hereto (each a “Seller” and together “Sellers”), and William James Houghteling, solely in his capacity as representative of the Sellers and Optionholders (the “Stockholder Representative”).

RECITALS

WHEREAS, Sellers collectively own all of the issued and outstanding shares of Company Common Stock and all of the issued and outstanding shares of Company Preferred Stock (together with the Company Common Stock, the “Shares”), of Strive Talent Inc., a Delaware corporation (the “Company”); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE  I:

“Acceleration Event” has the meaning set forth in Section 2.10(c).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Price” means the sum of the aggregate cash exercise prices of all In-Money Options.

“Agreement” has the meaning set forth in the preamble.

“All Access Pass” means the Buyer’s All Access Pass, as such term is used in the Buyer’s periodic reports it files with the SEC.

“All Access Pass and Related Revenue” has the meaning set forth in Section 2.10(e).

“Ancillary Documents” means the Escrow Agreement, the Restrictive Covenant Agreements and any other agreement entered into in connection with this Agreement.

“Average Share Price” shall mean, at any given time, the average of the closing sales price of a share of Parent Common Stock, as reported by NYSE, for the previous 15 trading-day period ending with the close of business on the Business Day immediately preceding the date with respect to which the value is being calculated.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 7.05(a).

“Bonus & Release Agreements” has the meaning set forth in Section 2.04(c)(ix).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Salt Lake City, Utah are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Buyer’s Accountants” means Deloitte & Touche LLP.

“Cap” has the meaning set forth in Section 7.05(a).

“Cause” shall mean: (i) conduct by an employee of the Company, the Buyer or an Affiliate of the Buyer constituting a material act of misconduct in connection with the performance of such employee’s duties, including, without limitation, misappropriation of funds or property of the Company, the Buyer or an Affiliate of the Buyer other than the occasional, customary and de minimis use of the Company’s, the Buyer’s or an Affiliate of the Buyer’s property for personal purposes; (ii) the conviction of such employee of, or the plea of guilty or nolo contendere by such employee to, any felony; (iii) any conduct by such employee that would reasonably be expected to result in material injury or reputational harm to the Company, the Buyer or an Affiliate of the Buyer if such employee were retained in such employee’s position; (iv) a material breach by such employee of any provision of any agreement between the Company, the Buyer or an Affiliate of the Buyer and the employee, including restrictive covenants between such employee and the Company, the Buyer or an Affiliate of the Buyer; (v) a material violation by such employee of any of the Company’s, the Buyer’s or an Affiliate of the Buyer’s written employment policies, which has continued for more than thirty (30) days following written notice of such violation from the board of directors of the Company, the Buyer or an Affiliate of the Buyer; (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company, the Buyer or an Affiliate of the Buyer to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (vii) material breach of any confidentiality or intellectual property agreement to which such employee and the Company, the Buyer or an Affiliate of the Buyer are a party.

“Change of Control Event” has the meaning set forth in Section 2.10(c).

“Closing” has the meaning set forth in Section 2.04(a).

“Closing Date” has the meaning set forth in Section 2.04(a).

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the close of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Per Share Consideration” means (a) the Purchase Price plus the Aggregate Exercise Price minus the Indemnification Escrow Amount, divided by (b) the Fully Diluted Shares Number.

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the close of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the person to whom such expense is owed).

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.05(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stockholder” means a holder of Company Common Stock.

“Company” has the meaning set forth in the recitals.

“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.

“Company Charter Documents” has the meaning set forth in Section 3.05.

“Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound, but excluding (A) any generally commercially available software in executable code form, (B) any software or other materials that are distributed as “free software” or “open source software” (C) nondisclosure agreements entered in the ordinary course of business that do not contain any licenses of Intellectual Property Rights, and (D) non-exclusive licenses of Intellectual Property Rights granted by Employees.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company Preferred Stock” means the Series Seed Preferred Stock, par value $0.00001 per share, of the Company.

“Consideration Spreadsheet” has the meaning set forth in Section 2.07.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other legally binding agreements, commitments and arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory, and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets, and (c) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined using the Specified Accounting Principles.

“Current Liabilities” means accounts payable, accrued expenses, employer-side payroll Taxes associated with the Partial Payment Amounts paid at Closing to Retained Optionholders, employer-side payroll Taxes associated with the payments made at Closing pursuant to the Bonus & Release Agreements, but excluding payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities, deferred revenue, Transaction Expenses and the current portion of any Indebtedness of the Company, determined using the Specified Accounting Principles.

“D&O Tail Policy” has the meaning set forth in Section 5.03.

“Direct Claim” has the meaning set forth in Section 7.06(c).

“Disclosure Schedules” means the disclosure schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.05(b)(iii).

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” has the meaning set forth in Section 3.19.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means U.S. Bank, National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Stockholder Representative and Escrow Agent at the Closing, substantially in the form of Exhibit A.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.03(b).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.03(b).

“Financial Statements” has the meaning set forth in Section 3.06.

“Fully Diluted Shares Number” means, without duplication, as of immediately prior to the Closing: (a) the aggregate number of shares of Company Common Stock outstanding, plus (b) the aggregate number of shares of Company Common Stock issuable upon the conversion of all outstanding shares of Company Preferred Stock, which shall be treated as if they converted to Company Common Stock as of immediately prior to the Closing, plus (c) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Options (whether vested or unvested) outstanding immediately prior to the Closing (other than Out-of-Money Options, which shall be excluded from the calculation of the Fully Diluted Shares Number).

“Fundamental Representations” has the meaning set forth in Section 7.01.

“Good Reason” shall mean that any employee of the Company, the Buyer or an Affiliate of the Buyer has complied with the “Good Reason Process” following the occurrence of any of the following events: (i) a material diminution in such employee’s responsibilities, authority or duties; (ii) a material diminution in such employee’s base salary except for across-the-board salary reductions based on the Company’s, the Buyer’s or an Affiliate of the Buyer’s financial performance similarly affecting all or substantially all senior management employees of the Company, the Buyer or an Affiliate of the Buyer; (iii) the Company, the Buyer or an Affiliate of the Buyer requests such employee to engage in illegal or unethical acts; (iv) the Company, the Buyer or an Affiliate of the Buyer requests such employee to relocate its principal place of employment with the Company, the Buyer or an Affiliate of the Buyer to a place that increases the employee’s one-way commute by more than fifty (50) miles as compared to the principal place of employment as of Closing (excluding regular travel in the ordinary course of business); or (v) a material breach by the Company, the Buyer or an Affiliate of the Buyer of any provision of any agreement between the Company, the Buyer or an Affiliate of the Buyer and the employee (each a “Good Reason Condition”). Notwithstanding the foregoing, a suspension of such employee’s responsibilities, authority and/or duties for the Company, the Buyer or an Affiliate of the Buyer during any portion of a bona fide internal investigation or an investigation by regulatory or law enforcement authorities shall not be a Good Reason Condition. Good Reason Process shall mean that (i) such employee reasonably determines in good faith that a Good Reason Condition has occurred; (ii) such employee notifies the Company, the Buyer or an Affiliate of the Buyer in writing of the occurrence of the Good Reason Condition within sixty (60) days of the occurrence of such condition; (iii) such employee cooperates in good faith with the Company’s, the Buyer’s or an Affiliate of the Buyer’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) such employee terminates employment within sixty (60) days after the end of the Cure Period. If the Company, the Buyer or an Affiliate of the Buyer cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Houghteling” has the meaning set forth in Section 2.04(c)(vii).

“In-Money Option” means any Option other than an Out-of-Money Option.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnification Escrow Amount” means $1,000,000.

“Indemnification Escrow Fund” has the meaning set forth in Section 2.04(b)(iii)(A).

“Indemnified Party” has the meaning set forth in Section 7.06.

“Indemnified Taxes” has the meaning set forth in Section 6.04.

“Indemnifying Party” has the meaning set forth in Section 7.06.

“Independent Accountant” has the meaning set forth in Section 2.05(b)(iii).

“Installment Payment Amount” has the meaning set forth in Section 2.02(b)(v).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all proprietary rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin,  and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, moral rights, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) trade secrets (“Trade Secrets”); (g) rights of publicity; and (h) the Trade Secrets and proprietary technologies listed in Section 3.12(a) of the Disclosure Schedules.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Issuance Date” has the meaning set forth in Section 2.08.

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the knowledge of any director or officer of the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive or consequential damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Majority Holders” has the meaning set forth in Section 8.01(c).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) any disease outbreak, regardless of stage and whether ongoing or arising after the date hereof, including any outbreak or escalation of the COVID-19 coronavirus; (iii) conditions generally affecting the industries in which the Company operates; (iv) any changes in financial or securities markets in general; (v) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (vi) any changes in applicable Laws or accounting rules, including the Specified Accounting Principles; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (viii) the taking of any action required or expressly permitted by this Agreement or the taking of any action or failure to take action which Buyer has consented to or requested; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur only to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other companies in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Maximum Earnout Amount” has the meaning set forth in Section 2.02(b)(v).

“Option” means any option to purchase any Company Common Stock granted by the Company pursuant to the Stock Option Plan and still outstanding as of immediately prior to the Closing.

“Option Termination Agreement” has the meaning set forth in Section 2.06(c).

“Optionholder” means a holder of an Option.

“Out-of-Money Option” means Options having an exercise price in excess of the Closing Per Share Consideration.

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means shares of Parent’s common stock.

“Partial Payment Amount” means, (a) with respect to each Retained Stockholder, an amount equal to fifty percent (50%) of the Closing Per Share Consideration multiplied by the number of Shares held by such Retained Stockholder, and (b) with respect to each retained Optionholder, fifty percent (50%) of the amount described in clause (i) of Section 2.06(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” has the meaning set forth in Section 3.12(h).

“Post-Closing Adjustment” has the meaning set forth in Section 2.05(a).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Preferred Stockholder” means a holder of Company Preferred Stock.

“Pro Rata Share” means, without duplication, with respect to any Common Stockholder, Preferred Stockholder or Optionholder, the percentage obtained by dividing (a) the sum of (i) the number of shares of Company Common Stock owned of record by such Person as of immediately prior to the Closing multiplied by the Closing Per Share Consideration, plus (ii) the number of shares of Company Common Stock issuable upon exercise of all Options held by such Person as of immediately prior to the Closing (other than Out-of-Money Options) multiplied by the amount by which the Closing Per Share Consideration exceeds the exercise price of such Options, plus (iii) the number of shares of Company Common Stock owned of record by such Person as of immediately prior to the Closing if all shares of Company Preferred Stock were converted to Company Common Stock as of immediately prior to the Closing multiplied by the Closing Per Share Consideration, by (b) the aggregate total of all amounts described in clause (a) above with respect to all such Persons.

“Purchase Price” has the meaning set forth in Section 2.02.

“Real Property” means the real property leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 8.01(d).

“Resolution Period” has the meaning set forth in Section 2.05(b)(ii).

“Restrictive Covenant Agreements” has the meaning set forth in Section 2.04(b)(i)(B).

“Retained Optionholder” means each Optionholder who will be retained as an employee of the Company, the Buyer or an Affiliate of the Buyer following the Closing Date (as indicated in the Consideration Spreadsheet).

“Retained Stockholders” means each Seller who will be retained as an employee of the Company, the Buyer or an Affiliate of the Buyer following the Closing Date (as indicated in the Consideration Spreadsheet), but excluding Houghteling.

“Review Period” has the meaning set forth in Section 2.05(b)(i).

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Group” has the meaning set forth in Section 8.14.

“Seller Indemnitees” has the meaning set forth in Section 7.04.

“Sellers’ Accountants” means Curran & Associates CPAs, P.C. and ACG, LLP.

“Shares” has the meaning set forth in the recitals.

“Specified Accounting Principles” has the meaning set forth in Section 2.03(b).

“SPZ” has the meaning set forth in Section 8.14.

“Statement of Objections” has the meaning set forth in Section 2.05(b)(ii).

“Stock Option Plan” means the 2017 Equity Incentive Plan of the Company.

“Stockholder Representative” has the meaning set forth in the preamble.

“Straddle Period” has the meaning set forth in Section 6.05.

“Target Working Capital” means $385,203.21.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.06(a).

“Transaction Expenses” means (i) all fees and expenses incurred by the Company or Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby, including any unpaid costs of the D&O Tail Policy referenced in Section 5.03, (ii) bonuses to be paid at Closing pursuant to the Bonus & Release Agreements as specified in the Consideration Spreadsheet, and (iii) 50% of all fees and expenses associated with the Escrow Agreement.

“Unaudited Financial Statements” has the meaning set forth in Section 3.06.

“Union” means any union, works council or labor organization.

ARTICLE II
Purchase and sale

Section 2.01Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02Purchase Price and Closing Payment. The aggregate purchase price for the Shares shall be $20,000,000, as adjusted as described below and in this ARTICLE II, and payable pursuant to this ARTICLE II (with the adjustments described in Section 2.02(a), the “Purchase Price”).

(a)The Purchase Price shall be:

(i)either (1) increased by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.05) is greater than the Target Working Capital, or (2) decreased by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

(ii)decreased by the outstanding Indebtedness of the Company as of the close of business on the Closing Date; and

(iii)decreased by the amount of unpaid Transaction Expenses of the Company as of the close of business on the Closing Date.

(b)On the Closing Date, the Buyer shall make the following cash payments to the Sellers and Optionholders:

(i)Buyer shall pay to each Seller who is not a Retained Stockholder an amount equal to the Closing Per Share Consideration multiplied by the number of Shares held by such Seller by wire transfer of immediately available funds to the account designated in writing by such Seller to Buyer no later than two (2) Business Days prior to the Closing Date.

(ii)Buyer shall pay to each Optionholder who is not a Retained Optionholder, the amount described in clause (i) of Section 2.06(a), subject to applicable withholdings by the Company for employment-related Taxes.

(iii)Buyer shall pay to each Retained Stockholder, an amount equal to such Retained Stockholder’s Partial Payment Amount by wire transfer of immediately available funds to the account designated in writing by such

Retained Stockholder to Buyer no later than two (2) Business Days prior to the Closing Date.

(iv)Buyer shall pay to the Company, who shall pay to each Retained Optionholder, an amount equal to such Retained Optionholder’s Partial Payment Amount, subject to applicable withholdings by the Company for employment-related Taxes.

(v)Buyer shall pay to Houghteling an amount equal to (A) the product of the Closing Per Share Consideration multiplied by the number of Shares held by Houghteling, minus (B) twenty one and one half percent (21.5%) of the Purchase Price (the “Installment Payment Amount”), and minus (C) twenty two percent (22.0%) of the Purchase Price (the “Maximum Earnout Amount”) by wire transfer of immediately available funds to the account designated by Houghteling in writing to Buyer no later than two (2) Business Days prior to the Closing Date.

Section 2.03Pre-Closing Deliverables. At least three (3) Business Days prior to the Closing, the Stockholder Representative shall cause the Company to prepare and deliver to Buyer:

(a)the Closing Indebtedness Certificate and the Closing Transaction Expenses Certificate;

(b)a statement setting forth their good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with the Company’s historical practices, pursuant to which the Company uses reasonable efforts to apply U.S. Generally Accepted Accounting Principles, except with respect to deferred revenue and revenue recognition which has not been prepared pursuant to U.S. Generally Accepted Accounting Principles (collectively, the “Specified Accounting Principles”); and

(c)the Consideration Spreadsheet contemplated by Section 2.07.

Section 2.04Closing.

(a)Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 9:00 a.m., Mountain Standard time, on the date hereof, electronically by exchange of documents and signatures, and the Closing shall be deemed effective as of 12:01 a.m.,

Mountain Standard time, on the date hereof (the day on which the Closing takes place being the “Closing Date”).

(b)At the Closing, Buyer shall:

(i)deliver to Sellers:

(A)all approvals, consents and waivers that are listed on Section 4.02 of the Disclosure Schedules, with executed counterparts thereof;

(B)the non-compete and non-solicitation agreements in the form attached hereto as Exhibit B (the “Restrictive Covenant Agreements”), duly executed by Buyer; and

(C)the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing.

(ii)pay, on behalf of the Company or Sellers, the following amounts:

(A)Indebtedness of the Company to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Indebtedness Certificate; and

(B)any Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate.

(iii)deliver to the Escrow Agent:

(A)the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) by wire transfer of immediately available funds to the account designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Sellers and Optionholders set forth in ARTICLE VII and the obligations of Sellers in Section 6.09; and

(B)the Escrow Agreement.

(c)At the Closing, Sellers shall deliver to Buyer:

(i)all approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules, with executed counterparts thereof;

(ii)to the extent represented by certificates, stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(iii)the resignations of the directors of the Company;

(iv)a good standing certificate for the Company from the secretary of state of the State of Delaware;

(v)certificates from each Seller pursuant to Treasury Regulations Section 1.1445-2(b) that each such Seller is not a foreign person within the meaning of Section 1445 of the Code, and Form W-9s;

(vi)the Escrow Agreement, executed by the Stockholder Representative;

(vii)the Restrictive Covenant Agreements, duly executed by each of William James Houghteling (“Houghteling”), Shane Chin and Troy Cosey;

(viii)the Option Termination Agreements, duly executed by each Optionholder;

(ix)the Bonus & Release Agreements in such form satisfactory to the Buyer, duly executed by the Company and each of Troy Cosey, Eric Obeysekare, Quincy Wright, Zane Sand and Paul Freedman; and

(x)the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Sellers at the Closing.

Section 2.05Purchase Price Adjustment.

(a)Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Stockholder Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain an unaudited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with the Specified Accounting

Principles. The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”).

(b)Examination and Review.

(i)Examination. After receipt of the Closing Working Capital Statement, the Stockholder Representative shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Stockholder Representative and Sellers’ Accountants shall have reasonable access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as the Stockholder Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)Objection. On or prior to the last day of the Review Period, the Stockholder Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (such statement, the “Statement of Objections”). If the Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Stockholder Representative. If the Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Stockholder Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and the Stockholder Representative shall be final and binding.

(iii)Resolution of Disputes. If the Stockholder Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants, which Buyer and the Stockholder Representative shall appoint by mutual agreement (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Stockholder Representative (on behalf of the Sellers and Optionholders), on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Stockholder Representative or Buyer, respectively, bears to the aggregate amount actually contested by the Stockholder Representative and Buyer.

(v)Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(c)Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer (if the Post-Closing Adjustment is a negative number) or the Stockholder Representative (if the Post-Closing Adjustment is a positive number), in accordance with their Pro Rata Shares, as the case may be. Any payment of the Post-Closing Adjustment owed by Sellers to Buyer (if the Post-Closing Adjustment is a negative number) shall be paid by Sellers to Buyer by wire transfer of immediately available funds to the account designated by Buyer or deducted by Buyer from the Indemnification Escrow Amount. Notwithstanding anything to the contrary in the foregoing, no Post-Closing Adjustment payment shall be required pursuant to this Section 2.05 if the absolute value of the Post-Closing Adjustment is equal to or less than two percent (2.0%) of the Estimated Closing Working Capital.

(d)Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.05 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.06Treatment of Options.

(a)On the Closing Date, each Option that is outstanding and unexercised immediately prior to the Closing, whether or not then vested or exercisable, shall be, without any action on the part of Buyer, cancelled and each Optionholder shall cease to have any rights with respect thereto other than the right to receive with respect to In-Money Options (and subject to applicable withholdings for employment-related Taxes) (i) an amount, without interest, equal to the product of (x) the aggregate number of Shares subject to such In-Money Option, multiplied by (y) the excess of the Closing Per Share Consideration over the per share exercise price of such In-Money Option, and (ii) any amounts that may become payable in respect of such In-Money Option in the future in respect of the Post-Closing Adjustment at the respective times and subject to the contingencies specified herein and therein. After the Closing, each Optionholder shall only be entitled to the payments described in this Section 2.06 and the issuance of Parent Common Stock described in Section 2.08 or as otherwise provided in this Agreement. For the avoidance of doubt, all Out-of-Money Options shall be cancelled and shall not have any right to receive any consideration in respect thereof.

(b)At or prior to the Closing, the Company, the Company’s board of directors and the compensation committee of the Company’s board of directors, as applicable, shall adopt any resolutions and take any actions necessary to (i) effectuate the provisions of Section 2.06(a) and (ii) cause the Stock Option Plan to terminate at or prior to the Closing.

(c)In exchange for the applicable Optionholder’s Pro Rata Share of the Purchase Price pursuant to this ARTICLE II, each Optionholder shall execute an option termination agreement substantially in the form attached as Exhibit C (an “Option Termination Agreement”).

Section 2.07Consideration Spreadsheet.

(a)At least three (3) Business Days before the Closing and concurrently with the delivery of the Estimated Closing Working Capital Statement, the Stockholder Representative shall prepare and deliver to Buyer a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Financial Officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Closing, the following (including the priority of payment):

(i)the names and addresses of all Sellers and the number of Shares held by such Persons;

(ii)the names and addresses of all Optionholders, together with the number of Shares subject to Options held by such Optionholders, the grant date and the exercise price for such Options;

(iii)detailed calculations of the Fully Diluted Shares Number and Closing Per Share Consideration; and

(iv)each Preferred Stockholder’s, each Common Stockholder’s and each Optionholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the Purchase Price, and timing of such payments.

(b)The parties agree that Buyer shall be entitled to rely on the Consideration Spreadsheet in making payments under this ARTICLE II and Buyer shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

Section 2.08 Issuance Date. Subject to Section 2.11, on the date that is eighteen (18) months following the Closing Date (the “Issuance Date”), Parent shall issue to each Retained Stockholder and each Retained Optionholder, subject to applicable withholdings by Parent for employment-related Taxes, a number of Parent Common Stock with a value equal to such Retained Stockholder’s or Retained Optionholder’s Partial Payment Amount;  provided,  however, that if any such Retained Stockholder’s or Retained Optionholder’s employment is terminated by the Company, the Buyer or an Affiliate of the Buyer other than for Cause prior to the Issuance Date, or if the Retained Stockholder or Retained Optionholder voluntarily terminates his or her employment with the Company, the Buyer or an Affiliate of the Buyer for Good Reason prior to the Issuance Date,  Parent shall issue to such Retained Stockholder or Retained Optionholder Parent Common Stock with a value equal to his or her Partial Payment Amount at the time of his or her termination, subject to applicable withholdings by Parent for employment-related Taxes; provided,  further, that if any Retained Stockholder or Retained Optionholder voluntarily terminates his or her employment with the Company, the Buyer or an Affiliate of the Buyer other than for Good Reason prior to the Issuance Date, such Retained Stockholder or Retained Optionholder shall forfeit any right to receive any Parent Common Stock pursuant to this Section 2.08.  The value of the Parent Common Stock issued under this Section 2.08 shall be determined based upon the Average Share Price of such Parent Common Stock as of the earlier of (i) the Issuance Date (in the event such Retained Stockholder or Retained Optionholder remains employed through such Issuance Date) or (ii) the date of the termination of employment, as applicable; provided that if such date is not a Business Day, then the Business Day immediately preceding such date.

Section 2.09Installment Payments. The Installment Payment Amount will be paid to Houghteling in five (5) equal installments each equal to one fifth (1/5th) of the Installment Payment Amount on each of the first five (5) anniversaries of the Closing Date. For the sake of clarity, the Installment Payments are in no way conditioned on, or related to, Houghteling’s service relationship with the Company or Buyer.

Section 2.10Earnout. Subject to Section 2.11,  Parent shall issue to Houghteling, if earned, Parent Common Stock with an aggregate value of up to the Maximum Earnout Amount in accordance with the terms and conditions of this Section 2.10.

(a)Parent will issue Parent Common Stock to Houghteling as follows: (i) for each three-month period within the period commencing on June 1, 2021 and ending on May 31, 2025, Parent shall issue Parent Common Stock to Houghteling  with a value equal to 0.43% of the All Access Pass and Related Revenue of the Buyer during each such three-month period, provided that Houghteling continues to be employed by the Company, the Buyer or an Affiliate of the Buyer at the end of each applicable three-month period; (ii) if Houghteling remains employed by the Company, Buyer or an Affiliate of the Buyer through May 31, 2025, for each three-month period within the period commencing June 1, 2025 and ending on May 31, 2026, Parent shall issue Parent Common Stock to Houghteling with a value  equal to 0.43% of the All Access Pass and Related Revenue of the Buyer during each such three-month period whether or not Houghteling is employed by the Company, the Buyer or an Affiliate of the Buyer for such periods; (iii) subject to Section 2.10(b) below, if Houghteling’s employment with the Company, the Buyer or an Affiliate of the Buyer ceases at any time prior to May 31, 2025, no further issuances of Parent Common Stock will be made pursuant to this Section 2.10;  (iv) all issuances pursuant to clauses (i) and (ii) above shall be made within forty-five (45) days following the end of the three-month period to which such issuance relates; (v) the value of any Parent Common Stock issued hereunder shall be determined based upon the Average Share Price as of the last day of each three-month period described in clauses (i) and (ii) above (each such date an “Earnout Date”),  and (vi) in no event will the aggregate value of the issuances of the Parent Common Stock made to Houghteling (as determined pursuant to clause (v) above) pursuant to this Section 2.10(a) exceed the Maximum Earnout Amount.

(b)If Houghteling is terminated without Cause or voluntarily terminates his employment with Good Reason at any time prior to May 31, 2026, Parent shall issue Parent Common Stock to Houghteling with a value equal to the difference between the Maximum Earnout Amount and the aggregate amount of all payments made to Houghteling pursuant to Section 2.10(a) as of immediately prior to such termination, with the calculation of the value of such Parent Common Stock being determined based upon the Average Share Price as of the date of such termination of employment.

(c)If at any time prior to May 31, 2026 a Change of Control Event or an Acceleration Event occurs with respect to Buyer, Parent shall issue Parent Common Stock to Houghteling with a value equal to the difference between the Maximum Earnout Amount and the aggregate value of all Parent Common Stock issued to Houghteling pursuant to Section 2.10(a) as of immediately prior to such Change of Control Event, with the calculation of the value of such Parent Common Stock being determined based upon the Average Share Price as of the date of such Change of Control Event or Acceleration Event, as applicable.   A “Change of Control Event” means (i) the acquisition of securities of Buyer representing more than 50% of the combined voting power of Buyer’s then outstanding securities by any Person or group of Persons who is not an Affiliate of the Buyer in a single transaction; (ii) the consummation of a merger or consolidation of Buyer with or into another entity other than a consolidation or merger of Buyer in which a majority of the voting power of the capital stock of the continuing or surviving entity are owned, directly or indirectly, by Persons who were equity owners of

Buyer immediately prior to such merger or consolidation; or (iii) the sale, transfer or other disposition of all or substantially all of the assets of Buyer to a Person or group of Persons who is not an Affiliate of Buyer.  An “Acceleration Event” means the sale, transfer or other disposition of all or substantially all of the assets comprising the All Access Pass to a Person or group of Persons who is not an Affiliate of Buyer.

(d)Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company; provided, however, prior to May 31, 2026, Buyer shall not act in an arbitrary or commercially unreasonable manner in the conduct or operation of the Company if such action would be reasonably likely to materially interfere with the achievement of the earn out payments set forth in this Section 2.10.

(e)For purposes of determining the value of Parent Common Stock issued pursuant to this Section 2.10, “All Access Pass and Related Revenue” includes (i) All Access Pass gross revenue invoiced by Buyer (not including revenue invoiced by an international licensee of Buyer) as calculated and reported in Buyer’s public SEC financial statements and disclosures, and (ii) any revenue generated from a client after such client obtains an All Access Pass, provided that the client’s All Access Pass remains active (once an All Access Pass has expired or is terminated, any revenue generated from a client will not be considered All Access Pass and Related Revenue unless and until the client’s All Access Pass is renewed, at which point all such additional revenue generated for the client shall again be included in the definition of All Access Pass and Related Revenue).

(f)Subject to Section 6.04, the parties agree to treat the value of any Parent Common Stock issued pursuant to this Section 2.10 as purchase price for Company stock unless otherwise required by a final “determination” within the meaning of Section 1313 of the Code.

Section 2.11Terms of Parent Common Stock.

(a)Notwithstanding anything to the contrary in Section 2.08 or Section 2.10, Buyer may, in its sole discretion, elect that in lieu of Parent issuing Parent Common Stock under Section 2.08 and Section 2.10, Buyer may pay the Retained Stockholders, Retained Optionholders and Houghteling, as applicable, a cash amount equal to the value of the Parent Common Stock that would have otherwise been issued to such Persons, which value will equal the Average Share Price per share as of the date that a payment is due pursuant to Section 2.08 or Section 2.10.    In addition, notwithstanding anything to the contrary in Section 2.08 or Section 2.10, in no event shall Parent issue more than 200,000 shares of Parent Common Stock, it being understood that any amounts due to Retained Stockholders, Retained Optionholders and Houghteling pursuant to Section 2.08 or Section 2.10 in excess of the value of such number of shares shall be paid in cash by Buyer.

(b)Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued pursuant to this Agreement. Each Retained Stockholder, Retained Optionholder and Houghteling who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the applicable Average Share Price of the Parent Common Stock, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

(c)The parties understand and agree that (i) the contingent rights to receive Parent Common Stock pursuant to either Section 2.08 or Section 2.10 shall not be represented by any form of certificate or other instrument, are not transferable and do not constitute an equity or ownership interest in Parent or any of its subsidiaries; (ii) Sellers shall not have any rights as securityholders of Parent in respect of their contingent right to receive any Parent Common Stock hereunder; and (iii) no interest is payable with respect to any Parent Common Stock pursuant to Section 2.08 or Section 2.10.

(d)All shares of Parent Common Stock issued pursuant to this Agreement shall be effectively registered as of the date of issuance pursuant to the Securities Act of 1933, as amended, and shall be freely tradeable as of the date of issuance.

Section 2.12Withholding Tax. Buyer,  Parent and the Company shall be entitled to deduct and withhold from the Purchase Price (including any amounts payable under Section 2.08 and Section 2.10)  all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law, including, with respect to Optionholders, any portions of the Purchase Price that may be treated as compensation for federal and state income Tax purposes and applicable employment-related Taxes. To the extent such withheld amounts are timely remitted to the applicable Governmental Authority, all such withheld amounts shall be treated as delivered to Sellers and Optionholders hereunder. For the sake of clarity, all employer-side payroll Taxes associated with the foregoing that are paid after Closing shall be paid by Buyer and shall not be considered a Transaction Expense or other adjustment to the Purchase Price. Except for withholding with respect to compensatory amounts, Buyer shall use commercially reasonable efforts to provide written notice of the intention to withhold at least three (3) Business Days prior to any such withholding to reduce or eliminate any such withholding, by requesting any appropriate Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable.

Section 2.13Escrow Account. The Escrow Amount delivered to the Escrow Agent in accordance with Section 2.04(b)(iii) shall be held and disbursed according to the terms of this Agreement and the Escrow Agreement. Upon a distribution of all or a portion of the Escrow Amount by the Escrow Agent to the Stockholder Representative pursuant to the Escrow Agreement, such amounts shall be distributed by the Stockholder Representative to the Sellers and Optionholders in accordance with the Consideration Schedule.

ARTICLE III
Representations and warranties of sellerS

Except as set forth in the correspondingly numbered sections of the Disclosure Schedules, each Seller represents and warrants, severally and not jointly, to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01Organization and Authority of Sellers. For each Seller that is an entity, such Seller is a corporation, limited liability company, or other entity that is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, formation or organization, as applicable. Each such Seller has full corporate or company power and authority to enter into this Agreement and the Ancillary Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each such Seller of this Agreement and any Ancillary Document to which each such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or company action on the part of each such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms. When each other Ancillary Document to which each Seller is or will be a party has been duly executed and delivered by each such Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms and will not conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller.

Section 3.02Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently being conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.03Capitalization.

(a)The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, par value $0.00001 per share, of which 5,151,000 shares are issued and outstanding, and 2,300,000 shares of Company Preferred Stock, par value $0.00001 per share, of which 2,229,258 shares are issued and outstanding, and such outstanding Company Common Stock and Company Preferred Stock constitute the

Shares. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances, other than restrictions of general applicability imposed by state and federal securities laws.

(b)Section 3.03(b) of the Disclosure Schedules sets forth, as of the date hereof, the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person.   The list of all holders of outstanding Options, including the number of Shares subject to each such Option, the grant date, exercise price and vesting schedule for such Option, the extent to which such Option is vested and exercisable and the date on which such Option expires has previously been disclosed to the Buyer and has remained unchanged since such disclosure until the Closing Date.. Each Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Option Plan pursuant to which it was issued. Each Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded the Option. Each Option qualifies for the tax and accounting treatment afforded to such Option in the Company’s tax returns and the Company’s financial statements, respectively, and does not trigger any liability for the Optionholder under Section 409A of the Code. The Company has heretofore provided or made available to Buyer (or Buyer’s Representatives) true and complete copies of the standard form of option agreement and any stock option agreements that differ from such standard form.

(c)Except for currently outstanding Options to purchase 877,975 shares of the Company’s Common Stock which have been granted to employees, consultants or directors pursuant to the Stock Option Plan, and a reservation of an additional 436,831 shares of the Company’s Common Stock for direct issuances or purchase upon exercise of Options to be granted in the future, under the Stock Option Plan, no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding.

(d)Except as described in this Section 3.03, there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Company Capital Stock.

(e)All issued and outstanding shares of Company Capital Stock are, and all shares which may be issued pursuant to the exercise of Options, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the

Company Charter Documents or any agreement to which the Company is a party; and (iii) free and clear of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of Company Capital Stock and Options were issued in compliance with applicable Law and are owned beneficially and of record by Sellers.

(f)Except as described in Section 3.03(c), no outstanding Company Capital Stock is subject to vesting or forfeiture rights or repurchase by the Company.  There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(g)All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 3.04No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in, any other Person.

Section 3.05No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement and the Ancillary Documents to which they are party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company (“Company Charter Documents”) or of any Seller that is an entity; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Sellers or the Company are party or by which Sellers or the Company are bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers or the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2020, 2019 and 2018 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at February 28, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the two- month period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with the Specified Accounting Principles, applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of February 28, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.07Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, and (c) those which are executory obligations under Contracts of the Company or its subsidiaries, except liabilities resulting from any breaches or failures to perform any such obligations thereunder.

Section 3.08Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)amendment of the Company Charter Documents;

(c)split, combination or reclassification of any shares of its capital stock;

(d)issuance, sale or other disposition of any of its capital stock (other than in connection with the exercise of Options outstanding on the date of this Agreement as required by the terms of such Options), or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)material change in any method of accounting or accounting practice of the Company;

(g)material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)entry into any Contract that would constitute a Material Contract;

(i)incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)transfer, assignment, sale or other disposition of any material assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements, other than non-exclusive licenses granted in the ordinary course;

(l)abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality of any Trade Secrets included in the Company Intellectual Property;

(m)material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)any capital investment in, or any loan to, any other Person;

(o)acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(p)any material capital expenditures;

(q)imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(r)(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(t)adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) benefit plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v)entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax

Period, except to the extent that any such action or inaction has been made by the Company at the direction of the Buyer; or

(aa)any Contract obligating the Company to do any of the foregoing.

Section 3.09Material Contracts.

(a)Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)each Contract of the Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than thirty (30) days’ notice;

(ii)all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)all Contracts that provide for the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than thirty (30) days’ notice;

(vii)except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii)all Contracts with any Governmental Authority to which the Company is a party;

(ix)all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi)all Contracts between or among the Company on the one hand and any Seller or any Affiliate of any Seller (other than the Company) on the other hand;

(xii)all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii)any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Sellers’ Knowledge, any other party thereto is in material breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To Sellers’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10Title to Assets; Real Property.

(a)The Company does not own and has never owned any Real Property. The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date.  All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)liens for Taxes not yet due and payable;

(ii)mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iii)easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(iv)liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.  To the Sellers’ Knowledge, there are no Actions pending or  threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11Condition  of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.12Intellectual Property.

(a)Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, (ii) all unregistered Trademarks included in the Company Intellectual Property, (iii) the material proprietary technologies developed by the Company, and (iv) the material Trade Secrets of the Company.

(b)Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements. Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Knowledge of the Sellers, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)The Company is the sole and exclusive owner of all right, title and interest in and to the Company Intellectual Property, free and clear of all Encumbrances, and to the Knowledge of the Sellers, the Company has adequate rights, by virtue of ownership or the Company IP Agreements listed in Section 3.12(b) of the Disclosure Schedules, to use all the Intellectual Property used by it in carrying on the business. The Company has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. Sellers have provided Buyer with true and complete copies of all such Contracts.

(d)Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own, use or hold any Company Intellectual Property.

(e)All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all appropriate steps to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(f)The conduct of the Company’s business as currently and formerly conducted, including the use of the Company Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Sellers’ Knowledge, no Person has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Company Intellectual Property.

(g)There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property; or (iii) by the Company alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property. Neither Sellers nor the Company are aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property.

(h)Section 3.12(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(i)All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted. In the past three (3) years, to Sellers’ Knowledge there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems. The Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

(j)The Company has complied in all material respects with all applicable Laws and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. In the past three (3) years, the Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.13Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within ninety (90) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with the Specified Accounting Principles, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15Customers and Suppliers.

(a)Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $10,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and, to Sellers’ Knowledge, none of the Company’s Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and, to Sellers’ Knowledge, none of the Company’s Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Sellers nor any of its Affiliates (including the Company) have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. To Sellers’ Knowledge, the Company is not in default under, or has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. To Sellers’ Knowledge, the Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17Legal Proceedings; Governmental Orders.

(a)Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Sellers or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Sellers or any Affiliate of Sellers that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18Compliance With Laws; Permits.

(a)The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, except as would not be material to the Company.

(b)All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect, except as would not be material to the Company. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. To Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19Environmental and Safety Laws. The Company is not in violation of any applicable statute, law, or regulation relating to the environment, the Release of Hazardous Materials or occupational health and safety (“Environmental Laws”), and to its knowledge, no expenditures are or will be required in order to comply with any such Environmental Laws. The Company has obtained, currently holds in full force and effect and is in material compliance with all environmental, health and safety permits, licenses and other governmental authorizations necessary for the ownership, lease, operation or use of the business or assets of the Company.  The Company has not retained or assumed, by contract or operation of law, any liabilities or obligations of third parties under Environmental Law. The Company has provided or otherwise made available to Buyer any and all environmental reports, studies, audits, and assessments with respect to the business or assets of the Company. No Hazardous Materials are used or have been used, stored, or disposed of by the Company or, to Sellers’ Knowledge, by any other person or entity on any property owned, leased or used by the Company.

Section 3.20Employee Benefit Matters. Section 3.20 of the Disclosure Schedules sets forth each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise. The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

Section 3.21Employment Matters. Section 3.21 of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following:  (i) name; (ii) title or position (including whether full or part time); (iii) hire date; and (iv)  a description of the fringe benefits provided to each such individual as of the date hereof. The annual base compensation rate and the commission, bonus or other incentive-based compensation of such employees, independent contractors or consultants of the Company has previously been disclosed to the Buyer and has remained unchanged since such disclosure until the Closing Date. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the unaudited balance sheet contained in the Financial Statements) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

Section 3.22Taxes.

(a)All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)No claim has ever been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)Section 3.22(f) of the Disclosure Schedules sets forth:

(i)the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)those years for which examinations by the taxing authorities have been completed; and

(iii)those taxable years for which examinations by taxing authorities are presently being conducted.

(g)All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h)The Company is not a party to any Action by any taxing authority. There are no pending or, to Sellers’ Knowledge, threatened Actions by any taxing authority.

(i)Sellers have delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2017.

(j)There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k)The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, other than an ordinary commercial agreement the primary purpose of which is not the indemnification, sharing, or allocation of Tax.

(l)No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m)The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws);

(ii)any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii)an installment sale or open transaction occurring on or prior to the Closing Date;

(iv)a prepaid amount received on or before the Closing Date;

(v)any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(vi)any election under Section 108(i) of the Code.

(o)No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p)The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q)The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(r)Houghteling has at all times held greater than fifty percent (50%) of the issued and outstanding capital stock of the Company.

(s)Notwithstanding anything herein to the contrary, no representations are made concerning Buyer’s or the Company’s ability to utilize or otherwise benefit from net operating losses, capital losses, deductions, Tax credits and other similar items of the Company and nothing in this Section 3.22 shall be construed as a representation or warranty with respect to any Tax position that any Person may take in or in respect of any Tax period (or portion thereof) beginning after the Closing Date.

(t)Section 3.22(r) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment (as defined in an applicable tax treaty). The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(u)No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

Section 3.23Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records in all material respects of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24Related Party Transactions. No executive officer or director of the Company or any person owning 5% or more of the Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.25Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 3.26Qualified Small Business Stock. As of the Closing: (i) the Company will be an eligible corporation as defined in Section 1202(e)(4) of the Code, (ii) the Company will not have made purchases of its own stock described in Code Section 1202(c)(3)(B) during the one (1) year period preceding the Closing, except for purchases that are disregarded for such purposes under Treasury Regulations Section 1.1202-2, and (iii) the Company’s aggregate gross assets, as defined by Code Section 1202(d)(2), at no time between its incorporation and the Closing have exceeded $50 million, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Code Section 1202(d)(3); provided, however, that in no event shall the Company be liable to the Sellers, Buyer, or any other party for any damages arising from the representations in this Section 3.26 or any subsequently proven or identified error in the Company’s determination with respect to the applicability or interpretation of Code Section 1202.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Utah. Buyer has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and any Ancillary Document to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.04Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.05Legal Proceedings.  There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.06No Other Representations. Buyer acknowledges that Sellers have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in ARTICLE III (including the related portions of the Disclosure Schedules).

Section 4.07Non-Reliance. Buyer is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties provided in ARTICLE III (including the related portions of the Disclosure Schedules).

ARTICLE V
Covenants

Section 5.01Confidentiality. From and after the Closing, Sellers shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers are advised by their counsel in writing is legally required to be disclosed, provided that Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02Books and Records.

(a)In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

(i)retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(b)In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Stockholder Representative shall:

(i)retain the books and records (including personnel files) of the Company which relate to the Company and its operations for periods prior to the Closing, to the extent such books and records are held by the Sellers’ Representative as of the Closing; and

(ii)upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(c)Neither Buyer nor Stockholder Representative shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.02 where (i) such access would violate any Law, or (ii) such books or records are subject to attorney-client privilege held by the Company prior to Closing.

Section 5.03Directors’ and Officers’ Insurance. Sellers shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Closing Date with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or on the Closing Date (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). Sellers shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Buyer shall not take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived;

provided,  however, that neither Buyer nor any Affiliate of Buyer shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

Section 5.04Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.05Employees. Buyer agrees to cause the Company, the Buyer or an Affiliate of the Buyer to employ the individuals agreed upon separately between Stockholder Representative and Buyer on substantially similar terms as agreed upon by the Stockholder Representative and Buyer.

Section 5.06Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI
Tax matters

Section 6.01Tax Covenants.

(a)Without the prior written consent of Buyer, Sellers shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period.

(b)All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers and Optionholders when due. The Stockholder shall, at the expense of the Sellers, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.02Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date, provided that this shall not apply to ordinary commercial agreements the primary purpose of which is not the sharing of Tax. After such date none of the Company, Sellers nor any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03Tax Returns.

(a)Sellers shall prepare and timely file, or cause to be prepared and timely filed, at Sellers’ expense, all Tax Returns of the Company required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes and related expenses that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b)Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Buyer to the Stockholder Representative (together with schedules, statements and, to the extent requested by the Stockholder Representative, supporting documentation) at least twenty (20) days prior to the due date (including extensions) of such Tax Return. If the Stockholder Representative objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and the Stockholder Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and the Stockholder Representative are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and the Stockholder Representative. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Buyer.

Section 6.04Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, each Seller shall, severally and not jointly (on the basis of their Pro Rata Shares) (except with respect to subsection (f) in this Section 6.04, which shall be each Seller severally as to itself and not jointly) indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this ARTICLE VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date, except to the extent in cases of (a)-(e) that such Taxes (A) arise as a result of any election made or other action taken by or on behalf of the Company after the Closing, except as permitted under this Agreement, or (B) are Buyer’s portion of the Taxes governed by Section 6.01; and (f) any Indemnified Taxes.  In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.04 within ten Business Days after payment of such Taxes by Buyer or the Company.  Notwithstanding anything to the contrary in this Agreement, no Seller shall be liable to the Company, Buyer, or Buyer Indemnitees pursuant to this Section 6.04 in excess of the amount of the Purchase Price actually received by such Seller. For purposes of this Section 6.04, “Indemnified Taxes” means fifty percent (50%) of any Taxes imposed on the Company, Buyer or any of Buyer’s Affiliates by a Governmental Authority as a result of such Governmental Authority’s determination that a payment made to Sellers pursuant to this agreement should have been treated as compensation for Tax purposes.  If such determination is made, Sellers hereby agree to promptly provide Buyer with evidence of their payment of Taxes for each year in which such payments to Sellers were made.  The indemnification pursuant to this Section 6.04 shall survive until the expiration of the applicable statute of limitations.

Section 6.05Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.06Contests. Buyer agrees to give reasonably prompt written notice to the Stockholder Representative of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except and only to the extent that the Sellers are prejudiced by reason of such failure. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Stockholder Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Stockholder Representative.

Section 6.07Cooperation and Exchange of Information. The Stockholder Representative and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Governmental Authorities. Each of the Stockholder Representative and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Stockholder Representative or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.08Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.09Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE VI shall be satisfied, at the discretion of the Buyer, from the Indemnification Escrow Fund or from Sellers.

ARTICLE VII
Indemnification

Section 7.01Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 3.01 (Organization and Authority of Sellers), Section 3.02 (Organization and Qualification of the Company), Section 3.03 (Capitalization), Section 3.25 (Brokers), Section 4.01 (Organization and Authority of Buyer) and Section 4.03 (Brokers) (collectively, the “Fundamental Representations”) shall survive until the applicable statute of limitations. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02Indemnification By Sellers and Optionholders. Subject to the other terms and conditions of this ARTICLE VII, Sellers and Optionholders, severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date), provided that notwithstanding the foregoing, for purposes of this Section 7.02(a), each Seller will only be liable to the Buyer Indemnitees for any Losses arising out of its own representations and warranties in Section 3.01 and will not be liable to the Buyer Indemnitees for any Losses arising out of any other Seller’s representations and warranties set forth in Section 3.01;

(b)any inaccuracy in the calculations and determinations set forth on the Consideration Spreadsheet; and

(c)any Transaction Expenses or Indebtedness of the Company unpaid as of the Closing to the extent not deducted from the Purchase Price in the determination of the Purchase Price pursuant to Section 2.02(a).

Section 7.03Indemnification By Sellers and Optionholders. Subject to the other terms and conditions of this ARTICLE VII, each Seller and Optionholder, severally as to itself and not jointly, shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller or Optionholder pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI).

Section 7.04Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each of Sellers and Optionholders and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 7.05Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.04 shall be subject to the following limitations:

(a)Sellers and Optionholders shall not be liable to the Buyer Indemnitees for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) exceeds $50,000 (the “Basket”), in which event Sellers and Optionholders shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Sellers and Optionholders shall be liable pursuant to Section 7.02(a) shall not exceed $1,000,000 (the “Cap”), and the Escrow Fund shall be the sole and exclusive remedy for all Losses indemnifiable under Section 7.02(a).

(b)Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 7.04(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.04(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 7.04(a) shall not exceed the Cap.

(c)Notwithstanding the foregoing, the limitations set forth in Section 7.05(a) and Section 7.05(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any representation or warranty in the Fundamental Representations or (ii) fraud (with scienter) committed by or on behalf of a party to this Agreement; provided that the provisions of this clause (c) shall be subject to the limitations in Section 7.05(d) below.

(d)Notwithstanding anything to the contrary in this Agreement, no Seller or Optionholder shall be liable to the Buyer Indemnitees pursuant to this Agreement in excess of the amount of the Purchase Price actually received by such Seller, except in the case of fraud (with scienter) committed by or with the actual knowledge of such Seller or Optionholder before the Closing.

(e)For purposes of this ARTICLE VII, in calculating Losses, but not in determining the existence of any inaccuracy in or breach of any representation or warranty in the first instance, any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty shall be disregarded.

(f)The amount of any Losses payable under this ARTICLE VII by an Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party from insurance policies or other third party sources, provided that any costs and expenses incurred in recovering such insurance proceeds (and any increase in insurance premiums related to any such claim) shall be included in the amount of the Losses. Each Indemnified Party shall use commercially reasonable efforts to diligently make and pursue claims regarding any breach of, or inaccuracy in, any representation or warranty under all applicable insurance policies.

Section 7.06Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”. For purposes of this ARTICLE VII, (i) if Buyer (or any other Buyer Indemnitee) is the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Stockholder Representative, and (ii) if Buyer is the Indemnifying

Party, any references to the Indemnified Party shall be deemed to refer to the Stockholder Representative. Any payment received by the Stockholder Representative as the Indemnified Party shall be distributed to the Sellers in accordance with this Agreement.

(a)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.06(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required, but only to the extent that the Indemnifying Party is otherwise obligated to provide indemnification under this Agreement with respect to the Third Party Claim. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.06(b), pay, compromise, or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third

Party Claim. The Stockholder Representative and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)Settlement of Third Party Claims. Any settlement of a Third Party Claim effected (i) by a Buyer Indemnitee without the prior written consent of the Stockholder Representative, or (ii) by a Seller Indemnitee without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed, shall not be deemed determinative of the existence or amount of Losses that are indemnifiable hereunder; provided further that consent of the Stockholder Representative shall be deemed to have been given unless the Stockholder Representative shall have objected in writing within fifteen (15) calendar days after a written request for such consent by Parent.

(c)Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 7.07Payments; Indemnification Escrow Fund.

(a)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b)Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VII shall be satisfied (i) first from the Indemnification Escrow Fund; and (ii) second, except with respect to Losses based upon, arising out of, or with respect to Section 7.02(a), for which the Indemnification Escrow Fund (absent fraud) is the sole source of remedy, to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from Sellers and the Optionholders, severally and not jointly (in accordance with their Pro Rata Shares).

Section 7.08Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.09Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 7.10Exclusive Remedies. Subject to Section 2.05 and Section 8.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud (with scienter), criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VII. Nothing in this Section 7.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE VIII
Miscellaneous

Section 8.01Stockholder Representative.

(a)By approving and signing this Agreement and the transactions contemplated hereby or by executing and delivering an Option Termination Agreement, each Seller or Optionholder, as the case may be, shall have irrevocably authorized and appointed Stockholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by the Stockholder Representative pursuant to this Agreement, including the exercise of the power to:

(i)give and receive notices and communications;

(ii)agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.05;

(iii)agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Buyer pursuant to ARTICLE VI and ARTICLE VII;

(iv)litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to ARTICLE VI and ARTICLE VII;

(v)execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document;

(vi)make all elections or decisions contemplated by this Agreement and any Ancillary Document;

(vii)engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Stockholder Representative in complying with its duties and obligations; and

(viii)take all actions necessary or appropriate in the good faith judgment of the Stockholder Representative for the accomplishment of the foregoing.

(b)Buyer shall be entitled to deal exclusively with the Stockholder Representative on all matters relating to this Agreement (including ARTICLE VII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller or

Optionholder by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Seller or Optionholder by the Stockholder Representative, as being fully binding upon such Person. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Sellers and Optionholders. Any decision or action by the Stockholder Representative hereunder, including any agreement between the Stockholder Representative and Buyer relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Sellers and Optionholders and shall be final, binding and conclusive upon each such Person. No Seller or Optionholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one of the Sellers or Optionholders, or by operation of Law.

(c)The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Sellers and Optionholders according to each Seller’s and Optionholder’s Pro Rata Share (the “Majority Holders”); provided,  however, in no event shall the Stockholder Representative resign or be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the resignation or removal of the Stockholder Representative. In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer; provided,  however, that until such notice is received, Buyer shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 8.01(a) above.

(d)The Stockholder Representative shall not be liable to the Sellers and Optionholders for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Stockholder Representative shall be conclusive evidence of good faith). The Sellers and Optionholders shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless the Stockholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as the Stockholder Representative under this Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided,  however, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of the Stockholder Representative, the

Stockholder Representative shall reimburse the Sellers and Optionholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith.

Section 8.02Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.03Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

William James Houghteling
If to Sellers:	1129 Church Street San Francisco, CA 94114 E-mail: whought@gmail.com Attention:William James Houghteling
with an electronic copy to:	SPZ Legal, P.C. E-mail: ryan@spzlegal.com Attention:Ryan Shaening Pokrasso
If to Buyer:	Franklin Covey Client Sales, Inc. 2200 W Parkway Blvd Salt Lake City, UT 84119 E-mail: boyd.roberts@franklincovey.com Attention: Boyd Roberts
with a copy to:	Dorsey & Whitney LLP 111 S. Main Street, Suite 2100 Salt Lake City, UT 84111 E-mail: marx.david@dorsey.com Attention: David Marx

If to Stockholder Representative:	William James Houghteling 1129 Church Street San Francisco, CA 94114 E-mail: whought@gmail.com
with an electronic copy to:	SPZ Legal, P.C. E-mail: ryan@spzlegal.com Attention:Ryan Shaening Pokrasso

Section 8.04Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.05Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.06Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.07Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.08Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.09No Third-party Beneficiaries. Except as provided in Section 6.04 and ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Buyer and the Stockholder Representative. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving (or by the Stockholder Representative in the case of any Seller or Optionholder). No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.11Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE

PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.11(c).

Section 8.12Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.13Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

 Consent to Representation; Conflict of Interest.   If the Stockholder Representative so desires, acting on behalf of the Sellers and Optionholders and without the need for any consent or waiver by Company or Buyer, SPZ Legal, P.C. (“SPZ”) shall be permitted to represent the Stockholder Representative or the Sellers and Optionholders after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto.  Buyer and the Company further agree that, as to all communications among SPZ and the Stockholder Representative and the Sellers and Optionholders and their respective affiliates (individually and collectively, the “Seller Group”) that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the exception of client confidence belongs solely to the Seller Group and may be controlled only by the Seller Group and shall not pass to or be claimed by Buyer or the Company, because the interests of Buyer and its Affiliates were directly adverse to the Company, the Sellers and Optionholders, and the Stockholder Representative at the time such communications were made.  This right to the attorney-client privilege shall exist even if such communications may exist on the Company’s computer system or in documents in the Company’s possession.  Notwithstanding the foregoing, in the event that a dispute arises between Buyer and the Company, on the one hand, and any person other than a party to this Agreement, on the other hand, after the Closing, the Company may assert the attorney-client privilege to prevent disclosure to such third-party of confidential communications by SPZ to the Company; provided, however, that the Company may not waive such privilege without the prior written consent of the Stockholder Representative.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:
FRANKLIN COVEY CO.
By: /s/ Stephen D. Young Name: Stephen D. Young Title: CFO

[Signature Page to Stock Purchase Agreement]

BUYER: FRANKLIN COVEY CLIENT SALES, INC.
By: /s/ Paul Walker Name: Paul Walker Title: President

STOCKHOLDER REPRESENTATIVE:
/s/ William James Houghteling William James Houghteling

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

[Signature Page to Stock Purchase Agreement]